Exhibit 10.30

MUTUAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Mutual Separation and General Release Agreement (“Separation Agreement”) is made by and between Dennis McKenna (“McKenna”) and Silicon Graphics, Inc. (the “Company”). McKenna and the Company enter into this Separation Agreement to resolve any disputes between them and to set forth the terms of the termination of McKenna’s employment. In consideration of the promises below, the Company and McKenna agree as follows:

A. THE COMPANY

1. Severance Pay. Within the time period set forth in Section A.3, the Company shall pay McKenna a lump sum severance payment of Five Hundred Thousand Dollars ($500,000).

2. COBRA Continuation. If McKenna is eligible and timely elects to continue group health coverage under COBRA, the Company will pay the COBRA premiums for him and his eligible dependents for up to the first twelve months of continuing coverage. Upon completion of the first twelve months of continuing coverage, the Company will cease paying the COBRA premiums and McKenna will be responsible for all further COBRA payments.

3. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, as of the Termination Date (as defined below), because McKenna is deemed at the time of such separation from service a “key employee” within the meaning of that term under Internal Revenue Code Section 416(i) in order to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2): the payment under Section A1 of this Agreement shall not be paid or provided to McKenna prior to the earlier of (i) the date that is six (6) months following his “separation from service” with the Corporation (as such term is defined in Treasury Regulations issued under Internal Revenue Code Section 409A) or (ii) the date of his death. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments actually deferred pursuant to this Section A6 shall be paid in a lump sum to McKenna, and any remaining payments which thereafter become due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein

B. MCKENNA

1. Resignation From Board/Termination of Employment. McKenna hereby resigns his position as a member of the Board of Directors of the Company effective April 6, 2007 (the “Termination Date”). McKenna further agrees that effective on the Termination Date, his employment will end and he will no longer perform services for the Company in any capacity, nor will he hold himself out as a representative or agent of the Company.

2. Release of All Claims.

(a) Except as set forth in Section B.2.(c) below, which identifies claims expressly excluded from this release, in consideration for the benefits provided by the Company under Section A. above, McKenna releases the Company, any affiliated companies, and the current and former officers, directors, agents, employees and assigns of the Company and any affiliated companies, to the maximum extent permitted by law, from any and all known and unknown claims up through the date that McKenna executes this Separation Agreement. The claims which McKenna is releasing include, but are not limited to, those related to: McKenna’s employment with the Company; the Company’s Chapter 11 Bankruptcy proceedings; McKenna’s Employment Agreement dated January 27, 2006, and its amendment dated April 17, 2006; McKenna’s Restricted Stock Agreement dated February 1, 2006, and its amendment dated April 17, 2006; and McKenna’s NonStatutory Stock Option Grant Agreement dated February 1, 2006. All such claims (including related claims for attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of all claims for monetary damages and any other form of personal relief and any claims arising under any and all laws, rules, regulations, or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Business and Professions Code; and any similar law of any other state or governmental entity.

McKenna further waives any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.”

(b) McKenna hereby represents and warrants that he has received and reviewed his final paycheck and that he has been paid all compensation owed to him by the Company and that, except for the benefits offered herein and any reimbursable business expenses incurred prior to the Termination Date, the Company owes McKenna no further compensation in the form of salary, bonuses, commissions, stock or otherwise.

(c) The only claims that McKenna is not waiving and releasing under this Separation Agreement are claims McKenna may have for (1) state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (3) any wrongful act or omission occurring after the date McKenna executes this Separation Agreement. In addition, nothing in this Separation Agreement prevents or prohibits McKenna from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because McKenna is waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 2(a) above), McKenna may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

(d) This waiver and release is binding on McKenna, McKenna’s heirs, legal representatives and assigns.

3. No Prior Assignments. McKenna hereby represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any third person or entity any claim, right, liability, demand, obligation, expense, action or causes of action being waived or released pursuant to this Separation Agreement.

4. Non-Disparagement. McKenna agrees not to make any derogatory statements about the Company and/or the Company’s officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns.

5. Equity. Except for the 20,619 restricted stock units granted to McKenna by the Company on March 30, 2007, McKenna agrees that he shall have no right, title or interest in any other Company shares, options to purchase shares of Company stock, or restricted stock units.

6. Proprietary Information and Inventions Agreement. McKenna will at all times (prior to, on, and after the Termination Date) remain bound by the terms of the Silicon Graphics Proprietary Information and Inventions Agreement that McKenna executed on January 27, 2006 (the “PIIA”).

C. COMPANY AND MCKENNA

1. Entire Agreement: Modification. The parties hereby acknowledge and agree that, except as set forth herein, no promises or representations were or are made which do not appear written in this Separation Agreement, that this Separation Agreement contains the entire agreement by McKenna and the Company, and that neither is relying on any representation or promise that does not appear in this Separation Agreement. Provided, however, that this Separation Agreement does not modify, amend or supersede the PIIA, the Notice of Restricted Stock Unit Award dated March 30, 2007, the Restricted Stock Unit Issuance Agreement between McKenna and the Company dated March 30, 2007, or the Silicon Graphics Indemnification Agreement dated October 17, 2006. This Separation Agreement may be modified only by another written agreement signed by McKenna and an authorized representative of the Company.

2. Severability. If any provision, or portion of thereof, of this Separation Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of the Separation Agreement shall not be affected thereby.

3. Time to Consider; Revoke; Effective Date. McKenna hereby acknowledges that he was first provided this Separation Agreement for his consideration on February 23,

2007 and that the parties thereafter agreed to certain modifications which have been incorporated herein. McKenna and the Company hereby agree that such modifications do not restart the twenty-one day consideration period that McKenna is entitled to receive in connection with his waiver of claims under the ADEA. McKenna hereby acknowledges that he has had more than twenty-one calendar days within which to consider whether to execute this Separation Agreement. McKenna represents and warrants that no one hurried him into executing this Separation Agreement during that period, and no one coerced him into executing this Separation Agreement. If McKenna elects to sign this Separation Agreement, he must do so on April 6, 2007. McKenna shall have seven (7) calendar days after signing this Separation Agreement to revoke his acceptance. Written notice of revocation must be delivered to the Company by no later than the end of the eighth (8th) calendar day after McKenna has signed this Separation Agreement. This Separation Agreement shall become effective and enforceable on the eighth (8th) calendar day after the date McKenna signs it, provided that he has timely signed it, delivered it to the Company, and has not revoked it (the “Effective Date”).

4. Taxes. Any payment to which McKenna becomes entitled under this Separation Agreement shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and McKenna shall only receive the amount of such payment remaining after such withholding taxes have been collected.

5. Arbitration. Any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof or otherwise arising out of McKenna’s employment or the termination of that employment shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The AAA rules can be found at www.adr.org.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

6. Governing Law. California law will govern this Separation Agreement.

7. Successors and Assigns. The Company’s successors and assigns shall be bound by this Separation Agreement.

I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS.

Date: April 6, 2007	/s/ Dennis McKenna
Dennis McKenna

AGREED TO AND ACCEPTED BY:

Silicon Graphics, Inc.

Date: April 6, 2007	By:	/s/ Kathy Lanterman
	Name:	Kathy Lanterman
	Title:	Chief Financial Officer